Exhibit 10.1

Steve Kenny

Tysoe

Warwickshire

United Kingdom

February 12, 2016

Dear Steve

Contract of employment

This letter is your contract of employment and includes a statement of the applicable terms of your employment as required by section 1 of the Employment Rights Act 1996.

1.	Commencement of Employment

1.1	Your employer is H.B. Fuller U.K. Limited (the “Company”). Your employment under this agreement commenced with effect from June 1, 2015.

1.2	Your previous employment counts towards your period of continuous employment with the Company which therefore began on 1 October 2009.

2.	Position and Duties

2.1

You are employed as Senior Vice President, Emerging Markets or in such other position as the Company may reasonably require. Your role will involve such duties as are consistent with your position and any other duties as may be assigned to you by the Company. You are also serving as an Executive Officer of H.B. Fuller Company, a Minnesota corporation, headquartered in Vadnais Heights, Minnesota, U.S.A.

2.2

You will faithfully and diligently exercise such powers and perform such duties on behalf of the Company or any other Group Company as are consistent with your position and as may be assigned to you from time to time and you shall at all times act in the best interests of, and not do anything that is harmful to, the Company or any other Group Company.

2.3

You will at all times comply with and shall not cause the Company or any other Group Company to breach any and all rules, regulations and requirements (including internal rules, policies and procedures and those of any regulatory body or stock exchange, code of conduct or statutory provision) to which you, the Company or any other Group Company are from time to time subject.

2.4

During your employment with the Company you will not hold any other offices, directorships or positions (whether paid or unpaid) or be directly or indirectly employed, engaged, concerned or interested in the conduct of any other business or undertaking whether or not competing in any respect with the Company or any other member of the Group save through your holding less than three per cent of the issued securities of any class of any company listed on a recognised stock exchange.

2.5	The Company reserves the right to appoint any other person to act jointly with you.

3.	Place of Work

3.1	You will be based at your home address in Tysoe, Warwickshire, although you agree to attend the Company’s offices and such other places as necessary for the proper performance of your duties.

3.2

You will also be required to travel both inside and outside the UK on Company business and you agree to make yourself available as necessary for business travel in accordance with Company instructions. If you are required to work outside the UK for more than one month, details will be provided to you prior to your departure.

4.	Remuneration

4.1	Your annual basic salary is £279,657.88, subject to applicable deductions and payable monthly in arrears.

4.2

You are eligible to participate in a Short Term Incentive Plan (“STIP”) and a Long Term Incentive Plan (“LTIP”). Your participation in these plans is subject to and in accordance with the rules of the relevant plans from time to time in force, and otherwise in the absolute discretion of the Company. The Company reserves the right to review the STIP or LTIP to reflect changes in the needs of the business and the changing nature of the markets it serves.

4.3

You authorise the Company to deduct from your salary or any other payment due to you any amounts due from you to the Company or any other member of the Group including, without limitation, any overpayment of salary.

4.4

Subject to production of appropriate receipts and compliance with any Company expense policy, the Company will reimburse you for reasonable out-of-pocket expenses which are wholly, properly and necessarily incurred in the performance of your duties for the Company.

5.	Pension and Benefits

5.1	The Company provides access to a stakeholder pension scheme, details of which may be obtained from the Human Resources Department. You have been automatically enrolled into this scheme.

5.2	The Company will continue to pay subscriptions on your behalf to such:

(a)	private medical insurance scheme;

(b)	life assurance scheme; and

(c)	long term disability scheme,

as the Company may from time to time elect. Your right to participate in these schemes and any other benefit schemes provided for you by the Company is subject to acceptance and continuation of cover for you by an appropriate insurer at rates acceptable to the Company and subject to any terms, conditions, exclusions or limitations which such insurer may impose. The Company may amend, vary or terminate such benefits at any time and will have no liability for failure or refusal by the insurer to pay benefits or for cessation of benefits on termination of your employment. Such benefits may also be taxable and subject to HM Revenue & Customs limits.

5.3

The Company will pay you a car allowance of £900 per month which shall be payable together with and in the same manner as your basic salary in accordance with clause 4.1 above. The car allowance shall not be treated as part of your basic salary for any purpose and shall not be pensionable.

5.4

It is a condition of your employment that you have and keep a current driving licence. You must promptly notify the Company of (i) any accidents in which you are involved whilst driving your car on Company business; (ii) any driving offences with which you are charged and/or found guilty; (iii) any other driving related charges brought against you by the police or any other relevant authority (whether in the UK or overseas); and (iv) any endorsements to your driving licence.

5.5

You will be reimbursed up to a maximum of $7,500 per year for financial, estate and tax planning/preparation, subject to production of receipts or other proof of payment in a form acceptable to the Company. This is considered taxable income.

5.6	You are eligible to receive a Company paid annual preventative/diagnostic physical examination at the clinic of your choice, or at the Mayo Executive Health Clinic.

6.	Hours of Work

6.1	You agree to devote your full time and best efforts to promoting the business of the Company in the performance of your duties.

6.2

You are required to work a minimum of 37.5 hours per week. There are no normal hours of work applicable to your position, but you are expected to work during the Company’s normal business hours and to work such additional hours as may be necessary for the proper performance of your duties without extra remuneration.

6.3

You agree to opt out of the limit on weekly working hours contained in Regulation 4 of the Working Time Regulations 1998. The Company and you agree that your consent, for the purposes of this sub-clause, will continue indefinitely provided that you may withdraw such consent at any time by giving the Company three months’ written notice of your wish to do so.

7.	Holidays

7.1

You are entitled to 25 days’ paid holiday during each holiday year in addition to the usual public holidays in England and Wales. The holiday year runs from 1 January to 31 December each year and holiday entitlement may not be carried forward to the next holiday year. All holiday must be taken at times approved by the Company. Any holiday exceeding one week in duration must be approved by the Company at least four weeks in advance.

7.2

If your employment finishes part way through the holiday year, your holiday entitlement during that year will be calculated on a pro-rata basis. The Company will not pay in lieu of untaken holiday except on termination of your employment. If on termination of your employment you have exceeded your accrued holiday entitlement, the excess may be deducted from any sums due to you from the Company. The Company may require you to take any accrued holiday during any notice period or any period of Garden Leave.

8.	Sickness absence

8.1

If you are absent from work for any reason, you must notify your manager and/or the Company of the reason for your absence as soon as possible and in any event before 9 a.m. on each day of absence. You may be required to complete a self-certification form for periods of absence of seven consecutive days or less. For periods of absence of more than seven consecutive days you must provide the Company with a doctor’s certificate covering your entire period of absence. If the Company deems it reasonably necessary you agree to undergo a medical examination (at the Company’s expense) by a doctor nominated by the Company and you consent to the doctor providing a copy of the medical report to the Company.

8.2

If you are absent from work due to sickness or injury the Company will pay you statutory sick pay (“SSP”) provided that you satisfy the relevant requirements. Your qualifying days for SSP purposes are Monday to Friday. Details of the Discretionary Sick Pay Scheme can be obtained from HR.

8.3

If your incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you must immediately notify the Company of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may require. You shall, if required by the Company, cooperate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by you relating to the loss of earnings for the period of such incapacity as the Company may determine less any costs borne by you in connection with the recovery of such damages or compensation.

9.	Termination

9.1	Subject to the remaining provisions of this agreement, either you or the Company may terminate your employment by giving the other party 6 months’ prior written notice.

9.2

The Company may, in its sole and absolute discretion, terminate your employment at any time and with immediate effect by notifying you that it will pay a sum in lieu of notice equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this agreement during the notice period referred to at clause 9.1 (or, if notice has already been given, during the remainder of the notice period), such termination to take effect on the date of notification. The Company may in its absolute discretion make such payment in equal monthly instalments until the date on which the notice period would have expired if notice had been served. You are obliged to seek alternative income during this period and to notify the Company of any income so received and the Company may reduce the instalment payments by the amount of such income.

9.3

If you or the Company give notice to terminate this agreement, the Company may in its discretion place you on “Garden Leave” for part or all of your notice period, during which time you may be required by the Company not to perform any or all of your duties under this agreement, to remain away from the premises of the Company and any other Group Company, to have no or limited contact with the clients, customers, suppliers and employees of the Group and such other requirements stipulated by the Company. For the avoidance of doubt, you shall remain bound by all your obligations in this agreement and otherwise and shall not do anything that is harmful to the Company or any other member of the Group.

9.4	Notwithstanding clause 9.1, the Company will be entitled to dismiss you at any time without notice or payment in lieu of notice if you:

(a)	commit a serious breach of your obligations as an employee or under this agreement or if you persistently underperform; or

(b)	commit a serious breach of any policy of the Company or any other Group Company, including any H.B. Fuller Core Policy or Code of Business Conduct; or

(c)	commit any act of serious or gross misconduct; or

(d)	cease to be entitled to work in the United Kingdom or for the Company; or

(e)	become bankrupt or make any arrangement or composition with your creditors; or

(f)	engage in conduct which, in the opinion of the Company, is detrimental to the Company or any other member of the Group or brings you or the Company or any other member of the Group into disrepute; or

(g)	make any unauthorised use or disclosure of Confidential Information; or

(h)	are convicted of any criminal offence other than an offence under road traffic legislation not punished by imprisonment;

(i)

are by reason of illness or incapacity (whether mental or physical) unable to manage your own affairs or become a patient under any mental health legislation or have been or are likely to be absent for a period of 3 months (whether consecutive or in aggregate), or if any report prepared by a doctor nominated by the Company states that you are medically unfit to carry out your obligations under this agreement; or

(j)

cease to be qualified to act as a director or Executive Officer or (if so appointed) resign as a director or Executive Officer from the Company or any other Group Company without the prior written approval of the board of directors or Executive Officers of the Company or other Group Company.

The above examples are non-exhaustive and are without prejudice to any other rights the Company may have at law to terminate your employment. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

9.5

The Company is entitled to terminate your employment notwithstanding the existence or loss of any entitlement or prospective entitlement to sick pay, private medical cover, benefits under the long term disability scheme or any other benefits or payments, and the Company will not be liable for any loss arising from such termination.

9.6

You are party to a Severance Agreement (as defined below) under which you are eligible to receive various payments and benefits in certain circumstances. Notwithstanding any other term of this agreement, and as stated in Section 5(d) of the Severance Agreement, any payment or benefit otherwise due from the Company to you under Section 5 of the Severance Agreement will be reduced, dollar for dollar (or equivalent), by all and any amounts which, in the reasonable opinion of the Chief Executive Officer of the Company or H.B. Fuller Company, you receive or are entitled to receive from the Company or any other Group Company under any employment or services contract between you and the Company or any other Group Company (including under this agreement), or under any law, rule or regulation of any country, state or local jurisdiction relating to severance payments or notice of termination of your employment. The payments and benefits provided under the Severance Agreement shall be offset or reduced by any and all such amounts contractually or legally mandated, whether as severance pay, redundancy pay, periods of notice of termination, garden leave, continued benefits or similar payments or benefits. In no circumstances whatsoever shall there be any pyramiding, combination or duplication of any payments or benefits under the Severance Agreement with any such other contractually or legally required payment or payments which shall result in you receiving, because of or due to termination of employment or termination of executive office status, a combined total amount which is greater than the amount of payments or value of benefits to which you are entitled under the Severance Agreement, before accounting for such contractually or legally required other payment or payments (unless such legally required payments and benefits exceed the amounts payable under the Severance Agreement, in which case the amounts payable under the Severance Agreement shall be zero). Nothing in this agreement is intended to grant you any additional rights under the Severance Agreement or Change in Control Agreement.

9.7

For the avoidance of doubt, the Company reserves the right in its absolute discretion to enforce the terms of this clause 9 (including your notice period, the ability to put you on Garden Leave and/or pay you in lieu of notice and the ability to terminate your employment summarily) notwithstanding the existence of the Severance Agreement and/or Change in Control Agreement (each as defined below).

10.	Appointment as a Director and/or Executive Officer

10.1

If you are currently, or if at a later date you are appointed as, a director or an Executive Officer of the Company or any other member of the Group your position or appointment as a director or an Executive Officer is not a term of your employment and you are not entitled to any additional remuneration in respect of such position or appointment. If during the continuance of this agreement you cease to be a director or Executive Officer of the Company or any other member of the Group for any reason, your employment will continue and all terms of this agreement (other than those relating to your position as a director or Executive Officer) will continue in full force and effect and you will have no claims in respect of such cessation of office.

10.2

You agree to abide by all statutory, fiduciary or common law duties that apply to you as a director or Executive Officer of the Company or any other member of the Group. You further agree that you will not resign as a director or Executive Officer without the prior written consent of the Board and if you so resign or if you are disqualified from acting as a director or Executive Officer the Company may terminate your employment under this agreement without notice.

10.3

On termination of your employment for any reason (or earlier if requested by the Company), you will immediately resign, without any claim for compensation, from any positions as a director or Executive Officer, and from any other offices held by you in the Company or any other member of the Group and you hereby irrevocably authorise the Company to appoint any other director or Executive Officer of the Company as your agent to sign any documents in your name and on your behalf and do anything necessary to give effect to such resignations.

11.	Disciplinary and Grievance Procedures

11.1

The Company’s disciplinary and grievance procedures and other policies regarding corrective action are available from the HR Department. These do not form part of your contract of employment and the Company may amend or vary them in its absolute discretion. If you have any grievance, or if you are dissatisfied with any disciplinary decision relating to you, please refer the issue in writing to the HR Department in the first instance.

11.2	The Company reserves the right to suspend you with pay pending the investigation or resolution of any disciplinary or grievance issue.

12.	Confidential Information

12.1

For the purposes of this agreement, “Confidential Information” includes, but is not limited to, information (whether or not recorded in documentary form or on computer disk or tape), which may be imparted in confidence or which is of a confidential nature or which you or the Company may reasonably regard or ought reasonably to regard as being confidential or a trade secret, concerning the business, business performance or prospective business, financial information or arrangements, plans or internal affairs of the Company, any other Group Company or any of their respective customers, clients, suppliers or employees including, without prejudice to the generality of the foregoing, all client or customer lists, price sensitive information, technical information, reports, interpretations, forecasts, records, corporate and business plans and accounts, business methods, financial details, projections and targets, remuneration and personnel details, planned products, planned services, marketing surveys, research reports, market share and pricing statistics, budgets, fee levels, computer passwords, the contents of any databases, tables, know how documents or materials, commissions, commission charges, pricing policies and all information about research and development, the Company’s or any other Group Company’s suppliers’, customers’ and clients’ names, addresses (including email), telephone, fax or other contact numbers and contact names, the nature of their business operations, their requirements for services supplied by the Company or any other Group Company and all confidential aspects of their relationship with the Company or any other Group Company.

12.2

You agree that you will not whether during your employment or at any time after it ends (except with the prior written consent of the Company or, during the continuance of this agreement, in the proper performance of your duties):

(a)

disclose or use any Confidential Information except (i) as required by law; or (ii) insofar as it is in or becomes part of the public domain other than through any act or default on your part; or (iii) pursuant to the protected disclosure provisions in section 43 of the Employment Rights Act 1996;

(b)

copy or reproduce in any form or by or on any media or device or allow others to copy or reproduce any documents (including without limitation letters, faxes and emails), disks, memory devices, notebooks, tapes or other media whether or not eye-readable and copies thereof on which Confidential Information may from time to time be recorded or referred to (“Documents”); or

(c)	remove or transmit from the Company or any Group Company’s premises any Documents on which Confidential Information may from time to time be recorded.

13.	Intellectual Property

13.1

For the purposes of this clause 13, the term “Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world. The term “Inventions” means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.

13.2

You agree to give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment which relate to, or are reasonably capable of being used in, the business of the Company or any other Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company or, if applicable, any other Group Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company and such other Group Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company or any other member of the Group, be necessary to give effect to this clause 13.2.

13.3

You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 13.2.

13.4

You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or the other Group Companies or its or their nominee the benefit of this clause 13 and acknowledge in favour of a third party that a certificate in writing signed by any director or Executive Officer or the secretary of the Company or any other member of the Group that any instrument or act falls within the authority conferred by this clause 13 shall be conclusive evidence that such is the case.

14.	Data Protection

14.1

You understand and agree that, where it is reasonably necessary for the Company or any other Group Company, for the purpose of your employment or for compliance with the Company’s (or any other member of the Group’s) contractual, statutory, management or other similar obligations, the Company or any other member of the Group or any other authorised person appointed on its or their behalf may hold and process (both electronically and manually) Personal Data or Sensitive Personal Data relating to you or your employment. The terms “process”, “Personal Data” and “Sensitive Personal Data” have the meaning given to them under the Data Protection Act 1998.

14.2

You are responsible for informing the Company and other Group Companies of all changes to your Personal Data, including but not limited to, your name, address, marital status, contact details, qualifications and next of kin. You are also responsible for ensuring that any Personal Data of other employees, including that which you may use or access during your employment or in accordance with your duties and responsibilities, is kept secure from unauthorised access or disclosure and must not be discussed or disclosed except in accordance with any data protection policy operated by the Company or other Group Companies from time to time and the Data Protection Act 1998.

14.3

You agree that the Company may make Personal Data and Sensitive Personal Data relating to you available to any other member of the Group, those who provide products or services to the Company and any other member of the Group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or any other member of the Group or the business in which you work, in all cases whether within or outside the European Economic Area even where the country or territory in question does not maintain adequate data protection standards.

15.	Company Property

15.1

All documents, manuals, hardware, equipment, property and software provided for your use by the Company or any other member of the Group, and any data or documents (including copies) produced, maintained or stored on its or their computer systems or other electronic equipment (including mobile phones and Blackberries), remain the property of the Company or such other member of the Group.

15.2

You must return to the Company at any time on request (and in any event prior to the termination of your employment with the Company) any property of the Company or any other Group Company (including Confidential Information and Documents) in your possession or under your control, including any original or copy documents obtained by you in the course of your employment.

16.	Miscellaneous

16.1

This agreement does not create any rights enforceable by any person who is not a party, except that the terms of the agreement may be enforced by any member of the Group, subject to and in accordance with the terms of this agreement and the Contracts (Rights of Third Parties) Act 1999.

16.2	There is no collective agreement which affects your employment.

16.3

Each of the terms in this agreement is intended to be separate and severable. If any term is held to be void but would be valid if part of its wording were deleted or modified, such restriction shall apply with such deletion or modification as may be necessary to make it valid or effective.

16.4

In this agreement the term “Group” or “Group Company” means the Company and any company which is from time to time a holding company of the Company, a subsidiary of the Company, or a subsidiary of a holding company of the Company and the words “holding company” and “subsidiary” have the meanings given to them under s1159 of the Companies Act 2006. For the avoidance of doubt, the term Group Company includes H.B. Fuller Company, a Minnesota corporation, headquartered in Vadnais Heights, Minnesota, U.S.A.

16.5

The Company reserves the right to make reasonable changes to any terms of your employment. Where the changes are minor, such changes will take effect immediately. Where the changes are more than minor, subject to any greater legal entitlement, the Company will give you at least one month’s written notice, and such changes will be deemed to be accepted by you unless you notify the Company of any objection in writing before the changes are stated to take effect. All changes will be notified to you in writing by way of an individual notice or general notice.

16.6

The Company reserves the right to transfer your employment to any other Group Company at any time, such that this agreement has the effect after the transfer as if originally made between you and such other Group Company.

16.7	This agreement shall be governed by and interpreted in accordance with the laws of England. The courts of England and Wales shall have jurisdiction over any dispute arising from this agreement.

17.	Entire Agreement

17.1

Except as provided in clause 17.2 below, this agreement represents the entire agreement between the parties and supersedes all prior oral and written communications, contracts and understandings between them including the Terms and Conditions of Employment between you and the Company which commenced on 1 October 2009.

17.2

This agreement does not supersede the terms and conditions of (i) the offer letter dated February 12, 2016 (ii) the change in control agreement between H.B. Fuller Company and you dated 1 October 2009 (the “Change in Control Agreement”); or (iii) the severance agreement between H.B. Fuller Company and you dated 1 October 2009, including its Exhibit “A” (Non-Disclosure and Non-Competition Agreement also signed by you on 1 October 2009) (collectively, the “Severance Agreement”). In the event of conflict between the Change in Control Agreement, the Severance Agreement and/or this agreement, the determination as to which terms apply will be made by the Company in its absolute discretion.

Please indicate your acceptance of these terms by signing in the space provided below in the presence of a witness and returning to the Company.

EXECUTED AND DELIVERED as a Deed by the Company and Steve Kenny on the date stated at the start of this agreement.

Signed for and on behalf of	)
the COMPANY	)
as a Deed by	)
) /s/ Robert J. Martsching………..
) Director

in the presence of:

Witness Signature: /s/ Colleen Peterson
Witness Name: Colleen Peterson
Witness Address: 1200 Willow Lake Blvd.
St. Paul, MN 55110

SIGNED by	)
STEVE KENNY	)
as a Deed	)/s/ Steve Kenny ……………………………
) Steve Kenny
in the presence of:

Witness Signature: /s/ Heather Campe
Witness Name: Heather Campe
Witness Address: Shanghai, China